Exhibit 10(a)

UNION PACIFIC CORPORATION

STANDARD TERMS AND CONDITIONS FOR
PERFORMANCE STOCK UNITS

These Standard Terms and Conditions apply to the Award of performance stock units granted pursuant to the Union Pacific Corporation 2021 Stock Incentive Plan, as amended from time to time (the “Plan”), which are evidenced by a Grant Notice that specifically refers to these Standard Terms and Conditions. In addition to these Standard Terms and Conditions, the performance stock units shall be subject to the terms of the Plan and the Long Term Plan and, if applicable, the Severance Policy and the Policy for Recoupment of Incentive Compensation, each as amended from time to time, which are incorporated into these Standard Terms and Conditions by reference. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan. For purposes of these Standard Terms and Conditions and the Grant Notice, any reference to the Company (as defined below) shall include a reference to any Subsidiary. Additionally, for purposes of these Standard Terms and Conditions, references in these Standard Terms and Conditions to “you” or “your” shall refer to the Participant named in the Grant Notice provided to said Participant herewith (the “Grant Notice”), and such Participant’s heirs and beneficiaries.

By electronically accepting the Award and these Standard Terms and Conditions, you acknowledge and agree to be bound by the following, which will survive your termination from employment and the vesting or forfeiture of this Award:

PERFORMANCE STOCK UNITS

1.    TERMS OF PERFORMANCE STOCK UNITS

Union Pacific Corporation, a Utah corporation (the “Company”), has granted to you an award of a target number of performance stock units that may be earned at between 0% and 200% of the specified target level (the “Award” or the “Stock Units”) specified in the Grant Notice. Each Stock Unit represents the right to receive (i) one share of the Company’s common stock, $2.50 par value per share (the “Common Stock”) and (ii) a payment in cash equal to the amount of dividends that would have been payable on one share of Common Stock had you owned such Common Stock from the Grant Date specified in the Grant Notice through the payment date for such Stock Units (“Dividend Equivalent Payments”), in each case to the extent that the applicable Performance Criteria described below have been satisfied. The Award is subject to the terms and conditions set forth in the Grant Notice, these Standard Terms and Conditions, the Plan, the Long Term Plan and, if applicable, the Severance Policy and the Policy for Recoupment of Incentive Compensation, each as amended from time to time.

2.    VESTING OF PERFORMANCE STOCK UNITS

The Award shall not be vested as of the Grant Date set forth in the Grant Notice and shall be forfeitable until the end of the Restriction Period as set forth in the Grant Notice (the “Restriction Period Termination Date”), unless otherwise provided under these Standard Terms and Conditions and, for the avoidance of doubt, specifically subject to Section 3 hereof. After the end of the Restriction Period, subject to your continued employment with the Company through the Restriction Period Termination Date and to termination or acceleration as provided in these Standard Terms and Conditions, the Plan, the Long Term Plan and, if applicable, the Severance Policy, and to the extent certified by the Committee as described below, the Award (including related Dividend Equivalent Payments) shall become vested as of the Restriction Period Termination Date with respect to that number of Stock Units determined by the Committee to be paid pursuant to the Award. Unless the Committee shall determine otherwise, a period in which you are on a leave of absence during the Restriction Period in accordance with a leave of absence policy adopted by the Company shall count toward satisfaction of the Restriction Period.

3.    PERFORMANCE CRITERIA

The “Performance Criteria” are average annual Return on Invested Capital (“ROIC”) and relative Operating Income Growth (“OIG”). The definition and calculation of annual ROIC and relative OIG shall be determined in accordance with the Long Term Plan.

You may earn Stock Units at the conclusion of the Restriction Period (or such earlier time as may be provided in Section 6) based on the Company’s satisfaction of the Performance Criteria in accordance with the ROIC targets and payout schedule and the relative OIG targets and payout schedule approved by the Committee, as determined and certified by the Committee (or the Committee’s delegate) in its sole discretion (the “Certification Date”). To the extent certified by the Committee, you may earn up to two times the Stock Unit Target Award as shown on the Grant Notice based on the average of all three fiscal years (2022, 2023 and 2024) of ROIC performance achieved and the Company’s relative OIG percentile ranking (which is based on the Company’s OIG performance over the three fiscal year period as compared to the OIG performance over that period of the constituent companies of the S&P 100 Industrials Index and Class I Railroads as set forth in the Long Term Plan), as determined and certified by the Committee (or the Committee’s delegate) in its sole discretion. Notwithstanding the foregoing, the Committee retains the discretion under the Long Term Plan to determine the number of Stock Units payable with respect to your Award.

4.    DIVIDEND EQUIVALENT PAYMENTS

You are not entitled to receive cash dividends on the Stock Units, but will receive Dividend Equivalent Payments in an amount equal to the value of the cash dividends that would have been paid (based on the record date for such dividends) on the number of shares of Common Stock equal to the number of Stock Units which are earned (as determined by the Committee) based on the achievement of the applicable Performance Criteria as if such shares had been outstanding between the Grant Date and the payment date of such shares of Common Stock. Dividend Equivalent Payments shall not be adjusted for interest, earnings or assumed reinvestment. Except as provided in the immediately following paragraph, Dividend Equivalent Payments shall be paid to you at the time the earned shares of Common Stock to which those Dividend Equivalent Payments relate are delivered (or would be delivered in the absence of a deferral election made by you as described in Section 6(vii)) under Section 6(i) – (vi), as applicable. Distribution of Dividend Equivalent Payments shall be subject to the Company’s collection of all tax withholding obligations applicable to such distribution. No Dividend Equivalent Payment shall be paid or distributed on Stock Units (or shares underlying the Stock Units) that are forfeited or that otherwise do not vest and are not issued or issuable under the Award.

If you have elected to defer receipt of earned Stock Units in accordance with the terms of the Deferred Compensation Plan of Union Pacific Corporation (the “Deferred Compensation Plan”), Dividend Equivalent Payments with respect to such earned and deferred Stock Units which relate to dividends paid on and after the date of the deferral of such Stock Units (i.e., the date that the Stock Units would have been payable to you under the Plan had such Stock Units not been deferred under the Company’s Deferred Compensation Plan) shall be credited as part of the Award Account (as defined in the Deferred Compensation Plan) under the Company’s Deferred Compensation Plan, and shall be deferred for payment at the same time as the Award Account is paid under the terms of the Company’s Deferred Compensation Plan.

Notwithstanding the foregoing, the Company may delay payment of a Dividend Equivalent Payment as described in Section 6(viii) hereof.

5.         RESTRICTIONS

Unless provided otherwise by the Committee, the following restrictions apply to the Stock Units:

(i)         You shall be entitled to delivery of the shares of Common Stock underlying the Stock Units only as specified in Section 6 hereof;

(ii) All of the Stock Units shall be forfeited and all of your rights to such Stock Units and the right to receive Common Stock (and related Dividend Equivalent Payments) shall terminate without further obligation on the part of the Company in the event of your Separation from Service with the Company without having a right to delivery of shares of Common Stock under Section 6 hereof; and

(iii) Any Stock Units not earned as of the Restriction Period Termination Date shall be forfeited and all of your rights to such Stock Units, including any Dividend Equivalent Payments, shall terminate without further obligation on the part of the Company.

6.    ACCELERATION/LAPSE OF RESTRICTION PERIOD

Unless determined otherwise by the Committee and subject to Sections 6(vii) and 6(viii) hereof, the Stock Units shall be treated as follows:

(i)         Following the end of the Restriction Period and provided you have remained continuously employed by the Company through the Restriction Period Termination Date and absent any Change of Control before the Restriction Period Termination Date in which the acquiring or surviving company in the transaction does not assume or continue the outstanding Stock Units, shares of Common Stock equal to the number of Stock Units which are earned (as determined by the Committee) based on the achievement of the applicable Performance Criteria shall be delivered to you (through your account at the Company's third party stock plan administrator, if applicable) free of all restrictions except subject to the covenants contained in these Standard Terms and Conditions. The payment of the Stock Units under this Section 6(i) shall be made to you within thirty (30) days of the Restriction Period Termination Date, but in no event later than the last day of the calendar year that includes the Restriction Period Termination Date.

(ii)         If you: (A) have a Separation from Service with the Company due to (1) death or (2) Retirement (as such term is defined below in this Section 6(ii)) (including a Separation from Service for the reason described in Section 6(v) hereof on or after the date you satisfy the age and service criteria for Retirement); or (B) are determined to be disabled under the provisions of an applicable long-term disability plan of the Company (“Disability”) (each a “Lapse Event”), prior to the Restriction Period Termination Date and prior to a Change in Control in which the acquiring or surviving company in the transaction does not assume or continue the outstanding Stock Units, you, your estate or your beneficiary, as applicable (each a “Payee”), shall be entitled to receive shares of Common Stock equal to the number of Stock Units which are earned (as determined by the Committee) based on the average of all three fiscal years (2022, 2023 and 2024) of the applicable ROIC and relative OIG performance achieved, prorated based on the number of fiscal years in the Restriction Period during which you remained continuously employed by the Company until September 30th of that year (e.g., if your Lapse Event occurs on or after September 30, 2022, then the Payee would be entitled to receive payment for 33 1/3% of the earned Stock Units; if your Lapse Event occurs on or after September 30, 2023, then the Payee would be entitled to receive payment for 66 2/3% of the earned Stock Units; and if your Lapse Event occurs on or after September 30, 2024, then the Payee would be entitled to receive payment for 100% of the earned Stock Units). The payment of the Stock Units earned under this Section 6(ii) shall be made within thirty (30) days of the Restriction Period Termination Date, but in no event later than the last day of the calendar year that includes the Restriction Period Termination Date. The Stock Units paid in accordance with this Section 6(ii) remain subject to the covenants contained in these Standard Terms and Conditions. If you have a Lapse Event and subsequently return to employment with the Company before the end of the Restriction Period, you will not be eligible to earn additional Stock Units beyond those described in this Section 6(ii). “Retirement” shall mean a Separation from Service after having attained age 62 with at least 10 years of vesting service. For this purpose, vesting service shall be calculated by applying the rules for determining “Vesting Service” under the Pension Plan for Salaried Employees of Union Pacific Corporation and Affiliates (“UPC Pension Plan”), regardless of whether you were ever a participant in the UPC Pension Plan.

(iii)         Upon the occurrence of a Change in Control in which the acquiring or surviving company in the transaction does not assume or continue the outstanding Stock Units and such Change in Control occurs prior to both your Separation from Service for any reason and the Restriction Period Termination Date, shares of Common Stock equal to the number of Stock Units which are earned (as determined by the Committee) based on achievement of the applicable Performance Criteria through the end of each fiscal year ending prior to the occurrence of such Change in Control and through the end of the most recent fiscal quarter ending prior to the date of the Change in Control shall be delivered to you (through your account at the Company’s third party administrator, if applicable) free of all restrictions except subject to the covenants contained in these Standard Terms and Conditions. No additional Stock Units granted as part of the Award may be earned following the Change in Control. Shares of Common Stock to which you are entitled pursuant to this Section 6(iii) shall be delivered as soon as administratively practicable following the date on which the Change in Control occurs, but in no event later than two and one-half (2½) months following the end of the calendar year that includes the date on which the Change in Control occurs.

(iv)         Except as provided in Section 6(v) hereof, in the event you have a Separation from Service with the Company prior to both you having satisfied the age and service criteria for Retirement and the Restriction Period Termination Date and, as a result of such Separation from Service, you are eligible for and entitled to payment of severance benefits under the provisions of a Severance Policy that include waiver of the continuous employment requirement applicable to the Stock Units, shares of Common Stock equal to the number or portion of the Stock Units determined under such Severance Policy, which are earned (as determined by the Committee) based on achievement of the Performance Criteria through the end of the fiscal year 2022, 2023 or 2024 (or portion thereof), as established under the Severance Policy, and for which the continuous employment requirement has been waived under the Severance Policy shall be delivered to you (through your account at the Company's third party stock plan administrator, if applicable) free of all restrictions except subject to the covenants contained in these Standard Terms and Conditions. The payment of the Stock Units under this Section 6(iv) shall be made at the time designated under the Severance Policy, but in no event later than two and one-half (2½) months following the end of the calendar year that includes the date on which the Separation from Service occurs.

(v)         If you have not satisfied the age and service criteria for Retirement and have a Separation from Service prior to the Restriction Period Termination Date because your employment is involuntarily terminated by the Company (other than a termination as a result of your Disability, cause or gross misconduct as determined by the Committee), within twenty-four (24) months following a Change in Control, shares of Common Stock equal to the number of Stock Units which are earned (as determined by the Committee) based on achievement of the applicable Performance Criteria through the end of each fiscal year ending prior to the occurrence of such Change in Control and through the end of the most recent fiscal quarter ending prior to the date of the Change in Control shall be delivered to you (through your account at the Company’s third party administrator, if applicable) free of all restrictions except subject to the covenants contained in these Standard Terms and Conditions. The payment of the Stock Units under this Section 6(v) shall be made as soon as administratively practicable following your Separation from Service, but in no event later than two and one-half (2½) months following the end of the calendar year that includes the date on which the Separation from Service occurs.

(vi)         Except as otherwise provided in this Section 6, all of the Stock Units shall be forfeited and all of your rights to such Stock Units shall terminate without further obligation on the part of the Company unless you remain in the continuous employment of the Company (such continuous employment shall, for this purpose, include a period of time during which you are absent from active employment in accordance with a leave of absence policy adopted by the Company) until the earlier of the Restriction Period Termination Date or a Change in Control in which the acquiring or surviving company in the transaction does not assume or continue the outstanding Stock Units. Notwithstanding the foregoing, the Committee may, if it finds that the circumstances in the particular case so warrant and subject to your satisfaction of any conditions the Company may require, allow you, even if you cease to be so continuously employed and have a Separation from Service prior to the earlier of the Restriction Period Termination Date or such Change in Control, to vest in some or all of the Stock Units which are earned (as determined by the Committee) based on achievement of the applicable Performance Criteria through the end of the fiscal year ending prior to the year in which such Separation from Service occurs. In such event, the payment of the Stock Units under this Section 6(vi) shall be made as soon as administratively practicable following the date on which the Committee authorizes such payment, but in no event later than two and one-half (2½) months following the end of the calendar year that includes the date on which your Separation from Service occurs. The Stock Units paid in accordance with this Section 6(vi) remain subject to the covenants contained in these Standard Terms and Conditions.

(vii)         Notwithstanding the foregoing, you may elect to defer receipt of payment of shares underlying the Stock Units to the extent and according to the terms, if any, provided by the Deferred Compensation Plan. If you so elect to defer payment of shares underlying the Stock Units, such payments will be made in accordance with the Deferred Compensation Plan and with any payments of Dividend Equivalent Payments made in accordance with the provisions of Section 4.

(viii)         Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Common Stock during any period when the Company determines that the delivery of shares hereunder would: (A) violate any federal, state or other applicable laws and/or may issue shares subject to any restrictive legend that, as determined by the Company’s counsel, is necessary to comply with securities or other regulatory requirements; or (B) result in the reduction or elimination of the Company’s deduction under Internal Revenue Code section 162(m) with respect to such delivery of shares. Furthermore, the date on which shares are delivered to you (and any Dividend Equivalent Payment thereon) may include a delay to provide the Company such time as it determines appropriate to calculate and certify the extent to which the Performance Criteria were satisfied and to calculate and address tax withholding and/or other administrative matters; provided, however, that delivery of shares of Common Stock underlying the Stock Units (including any Dividend Equivalent Payments) for Stock Units that are determined to be exempt from the requirements of Internal Revenue Code § 409A shall in all events be made at a time that satisfies the “short-term deferral” exception described in Treas. Reg. section 1.409A-1(b)(4) and for Stock Units subject to Internal Revenue Code section 409A shall in all events be made at a time that satisfies Treas. Reg. 1.409A-2(b)(7).

PROTECTION OF CONFIDENTIAL INFORMATION AND TRADE SECRETS

7.         CONFIDENTIAL INFORMATION AND TRADE SECRETS

You acknowledge that the Company regards certain information relating to its business and operations as confidential. This includes all confidential and proprietary information concerning the assets, business or affairs of the Company or any customers thereof ("Confidential Information"). You further acknowledge that the Company has certain information that derives economic value from not being known to the general public or to others who could obtain economic value from its disclosure or use, which the Company takes reasonable efforts to protect the secrecy of ("Trade Secrets").

8.         TYPES OF CONFIDENTIAL INFORMATION OR TRADE SECRETS

You acknowledge that you developed or have had and will in the future continue to have access to one or more of the following types of Confidential Information or Trade Secrets: information about rates or costs; customer or supplier agreements and negotiations; business opportunities; scheduling and delivery methods; business and marketing plans; financial information or plans; communications within the attorney-client privilege or other privileges; operating procedures and methods; construction methods and plans; proprietary computer systems design, programming or software; strategic plans; succession plans; proprietary company training programs; employee performance, compensation or benefits; negotiations or strategies relating to collective bargaining agreements and/or labor disputes; and policies and internal or external claims or complaints regarding personal injuries, employment laws or policies, environmental protection, or hazardous materials. You agree that any unauthorized disclosures by you to any third party of such Confidential Information or Trade Secrets would constitute gross misconduct.

Notwithstanding the foregoing, in accordance with the Defend Trade Secrets Act of 2016, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (x) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

9.         AGREEMENT TO MAINTAIN CONFIDENTIAL INFORMATION

You agree to not, unless you received prior written consent from the senior human resources officer or such other person designated in writing by the Company (hereinafter collectively referred to as the "Sr. HR Officer"), or unless ordered by a court or government agency, (i) divulge, use, furnish or disclose to any subsequent employer or, except to the extent necessary to perform your job responsibilities with the Company, any other person, whether or not a competitor of the Company, any Confidential Information or Trade Secrets, or (ii) retain or take with you when you leave the Company any property of the Company or any documents (including any electronic or computer records) relating to any Confidential Information or Trade Secrets.

10.         PRIOR NOTICE OF EMPLOYMENT

(i) You acknowledge that if you become an employee, contractor, or consultant for any other person or entity engaged in the Business of the Company, as defined in Section 13, it would create a substantial risk that you would, intentionally or unintentionally, disclose or rely upon the Company’s Confidential Information or Trade Secrets for the benefit of the other person or entity to the detriment of the Company. You further acknowledge that such disclosures would be particularly damaging if made shortly after you leave the Company. You agree that while you are employed by or working for the Company and for a period of one (1) year after you leave the Company, before accepting any employment or affiliation with another person or entity, you will give written notice to the Sr. HR Officer of your intention to accept such employment or affiliation. You also agree to confer in good faith with the Sr. HR Officer concerning whether your proposed employment or affiliation could reasonably be expected to be performed without improper disclosure of Confidential Information or Trade Secrets.

(ii) If you and the Sr. HR Officer are unable to reach agreement on this issue, you agree to submit this issue to arbitration as set forth in Section 16 below, for final resolution. You cannot begin to work for another person or entity engaged in the Business as defined in Section 13, until the Sr. HR Officer or an arbitrator has determined that such employment could reasonably be expected to be performed without improper disclosure of the Company’s Confidential Information or Trade Secrets.

11.         NON-SOLICITATION OF CUSTOMERS

You agree that during employment with the Company, and for a period of one (1) year following your departure from the Company, you will not (directly or indirectly, in association with others or otherwise) call on or solicit any of the Company’s customers with whom you had personal contact during the period from the Grant Date of this Award until the Restriction Period Termination Date (or, if earlier, the date your employment with the Company ceased), for the purpose of providing the customers with goods and/or services similar in nature to those provided by the Company in its Business as defined below in Section 13.

12.         NON-SOLICITITATION OF EMPLOYEES

You agree that during employment with the Company, and for a period of one (1) year following your departure from the Company, you will not (directly or indirectly, in association with others or otherwise), participate in hiring or attempting to hire away a Company employee or contractor, or induce or encourage any employees or contractors of the Company to terminate their relationship with the Company, without prior written consent of the Sr. HR Officer.

13.         NON-COMPETITION

You agree that during employment with the Company, and for a period of one (1) year following your departure from the Company, you will not (directly or indirectly, in association with others or otherwise) engage in any activity which is the same and/or substantially the same as or competitive with the Business (as defined below) including, without limitation, engagement as an officer, director, proprietor, employee, partner, manager, member, investor (other than as a holder of less than 2% of the outstanding capital stock of a publicly traded corporation), guarantor, consultant, advisor, agent, sales representative or other participant, in any market in which the Company conducts its Business. For purposes of these Standard Terms and Conditions, the term “Business” means the transportation of goods in interstate commerce and related services in or through or for any state in which the Company or any of its affiliates provides such services directly or indirectly and any other activity that supports such operations including by the way of example but not limitation, marketing, information systems, logistics, technology development or implementation, terminal services and any other activity of the Company or any of its affiliates. This Section 13 is not intended to prevent you from engaging in any activity that is not substantially the same as or competitive with the Company’s Business.

14.         INJUNCTIVE RELIEF

You agree that each of the restraints contained herein is necessary for the protection of the goodwill, Confidential Information, Trade Secrets and other legitimate interests of the Company; that each and every one of these restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, neither individually nor in the aggregate, will not prevent you from obtaining other suitable employment during the period in which you are bound by such restraints. You further acknowledge that, if you breach any one or more of the covenants contained in Sections 7, 8, 9, 10, 11, 12, or 13, the damage to the Company would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, including, without limitation, the remedies set forth in Sections 15 and 16, shall be entitled to injunctive relief against your breach or threaten breach of said covenants. You and the Company further agree that, in the event that any one or more of the provisions of Sections 7, 8, 9, 10, 11, 12, or 13 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being overly broad as to time and/or scope, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

15.         VIOLATION OF PROMISES

You agree that if you violate any one or more of the promises set forth in Sections 7, 8, 9, 10, 11, 12, or 13, then, in lieu of or in addition to any other remedies available to Company as permitted by applicable law, all unvested Stock Units subject to this Award shall be immediately forfeited. If at any time the Committee or the Sr. HR Officer notifies (the date such notice is provided, the “Notice Date”) the Company that they reasonably believe that you have violated any one or more of the promises set forth in Sections 7, 8, 9, 10, 11, 12, or 13, the vesting of this Award may be suspended pending a determination of whether you violated any such provision by a tribunal as specified in Section 16 and 18 below. In addition, in lieu of or in addition to any remedy provided for in Section 14, at any time the Company may seek in any such proceeding that you be required to immediately deliver to the Company any shares of Common Stock (or the fair market value thereof) and any related Dividend Equivalent Payments earned by or issued to you pursuant to this Award at any time during the three (3) full fiscal years preceding the Notice Date. You agree that you will deliver such shares of Common Stock (or the fair market value thereof) and any related Dividend Equivalent Payments to the Company on such terms and conditions as may be required by the Company. You further agree that the Company will be entitled to enforce this repayment obligation by all legal means available, including, without limitation, to set off the market value of any such shares of Common Stock and any related Dividend Equivalent Payments against any amount that might be owed to you by the Company.

GENERAL

16.         DISPUTE RESOLUTION

You and the Company each agree that any controversy, claim, or dispute arising out of or relating to these Standard Terms and Conditions or arising out of or relating to your employment relationship with the Company or any of its affiliates, the termination of such relationship, or your conduct following the termination of such relationship, shall be resolved by binding arbitration before a neutral arbitrator on an individual basis only, and not in any form of class, collective, or private attorney general representative proceeding. By way of example only, claims subject to this agreement to arbitrate include claims litigated under federal, state and local statutory or common law, such as the Family Medical Leave Act, the Age Discrimination in Employment Act of 1967, Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1990, the Americans with Disabilities Act, the Federal Employers Liability Act, the Federal Railway Safety Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Nondiscrimination Act, the law of contract and the law of tort. You and the Company each agree that such claims may be brought in an appropriate administrative forum, but at the point at which you or the Company seek a judicial forum to resolve the matter, this agreement for binding arbitration becomes effective, and you and the Company each hereby knowingly and voluntarily waive any right to have any such dispute tried and adjudicated by a judge or jury.

The parties will submit the dispute, within 30 business days following service of notice of such dispute by one party on the other, to the American Arbitration Association (AAA) for prompt resolution in Salt Lake City, Utah, under its rules for employment disputes. There shall be a single arbitrator, chosen in accordance with such rules, who at such time shall be on AAA’s Judicial Panel. The decision of the arbitrator will be final and binding upon the parties, and judgment may be entered thereon in accordance with applicable law in any court having jurisdiction. The arbitrator shall have the authority to make an award of monetary damages and interest thereon. The arbitrator shall have no authority to award, and the parties hereby waive any right to seek or receive, specific performance or an injunction, punitive or exemplary damages. The arbitrator will have no authority to order a modification or amendment of these Standard Terms and Conditions. The arbitrator shall have the authority to award costs of arbitration, including reasonable attorney’s fees, to the prevailing party, but in the absence of such award the parties shall bear their own attorney and filing fees unless otherwise agreed upon mutually by the parties or required by law. The Company shall bear the cost of the arbitrator’s fees.

Notwithstanding the foregoing, the Company may seek injunctive relief to enforce any one or more of the employee covenants set forth in Sections 7, 8, 9, 10, 11, 12, 13 or 15 of these Terms and Conditions, in a court of competent jurisdiction as set forth in Section 18 below.

17.         SEVERABILITY

If any provision of these Standard Terms and Conditions is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Company, it shall be stricken and the remainder of these Standard Terms and Conditions shall remain in force and effect.

18.         CHOICE OF LAW; JURISDICTION

All questions pertaining to the construction, regulation, validity, and effect of these Standard Terms and Conditions shall be determined in accordance with the laws of the State of Utah, without regard to the conflict of laws doctrine. With respect to any claim or dispute involving your Award and/or these Standard Terms and Conditions that is not subject to the arbitration pursuant to Section 16 hereof, you and the Company each hereby consent and submit to the personal jurisdiction and venue of any state or federal court located in the county of Salt Lake City within the State of Utah and, recognizing the appropriateness of the State of Utah for any such matters due to the Company being incorporated in Utah, you and the Company hereby agree and consent to the state and federal courts located in the county of Salt Lake City within the State of Utah as the sole and exclusive forum for resolution of any and all claims, causes of action or disputes arising out of or related to your Award and these Standard Terms and Conditions (including all terms incorporated by reference into these Standard Terms and Conditions). With respect to employees who are subject to California law, Sections 10(ii), 11, and 13 shall not apply.

19.         AMENDMENTS

The Plan and these Standard Terms and Conditions may be amended or altered by the Committee or the Company’s Board of Directors to the extent provided in the Plan.

20.         RESTRICTIONS ON RESALES OF SHARES

The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by you or other subsequent transfers by you of any Common Stock issued in respect of vested Stock Units, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by you and other holders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

21.         INCOME TAXES

The Company shall not deliver shares in respect of any Stock Units unless and until you have made satisfactory arrangements to pay or otherwise satisfy all applicable tax withholding obligations. Unless you pay the tax withholding obligations to the Company by cash or check in connection with the delivery of the Common Stock and any related Dividend Equivalent Payments, withholding may be effected, at the Company’s option, by withholding Common Stock issuable in connection with the vesting of the Stock Units (provided that shares of Common Stock may be withheld only to the extent that such tax withholding will not result in adverse accounting treatment for the Company) or withholding any related Dividend Equivalent Payments. You acknowledge that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the Stock Units from any amounts payable by it to you (including, without limitation, future cash wages).

22.         NON-TRANSFERABILITY OF AWARD

You understand, acknowledge and agree that, except as otherwise provided in the Plan, the Stock Units may not be sold, assigned, transferred, pledged or otherwise directly or indirectly encumbered or disposed of prior to the payment of the Common Stock to you as provided in Section 6 hereof. Your beneficiaries and anyone claiming an interest in the Stock Units through you are subject to all of the terms and conditions applicable to you, other than the covenants set forth in Sections 7, 8, 9, 10, 11, 12 and 13.

23.         CLAWBACK AND RECOUPMENT

If you are or become a Covered Person under the Company’s Policy for Recoupment of Incentive Compensation, you agree that your Award is subject to recoupment, including in connection with a financial restatement or any detrimental conduct, pursuant to and in accordance with the Company’s Policy for Recoupment of Incentive Compensation, as amended from time to time, and pursuant to any other policy the Company may adopt pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, other applicable law, or stock exchange listing standard. No recovery of compensation under such a clawback policy shall be treated as an event giving rise to a right to terminate employment for “good reason” or “constructive termination” (or any similar term) under any agreement with the Company.

24.         LIMITATION OF INTEREST IN SHARES SUBJECT TO RESTRICTED STOCK UNITS

Neither you (individually or as a member of a group) nor any beneficiary or other person claiming by, under or through you shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purpose of the Plan, the Long Term Plan or subject to the Grant Notice or these Standard Terms and Conditions except as to such shares of Common Stock, if any, as shall have been issued to such person upon vesting of the Stock Units, which shares shall remain subject to the conditions set forth in these Standard Terms and Conditions. Nothing in the Plan, the Long Term Plan, the Grant Notice, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon you any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate your employment at any time for any reason.

25.         OTHER AGREEMENTS SUPERSEDED

The Grant Notice, these Standard Terms and Conditions, the Plan and the Long Term Plan constitute the entire understanding between you and the Company regarding the Stock Units. Any prior agreements, commitments or negotiations concerning the Stock Units are superseded.